[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

Exhibit 10.8

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (“Agreement”), is dated May 28, 2003, by and among Acheron Development Group, LLC, a California limited liability company with corporate address of P.O. Box 4531, Mountain View, CA 94040 (“Acheron”), TEAMM Pharmaceuticals, Inc., a Delaware corporation (“TEAMM”), and Accentia, Inc., a Florida corporation (“Accentia”). TEAMM is a wholly owned subsidiary of Accentia.

WITNESSETH

WHEREAS, Acheron, among other things, is engaged in the research and development of a pharmaceutical product comprised primarily of [*] (the “[*] Product”); and

WHEREAS, Acheron and TEAMM have entered into a “Summary of Material Terms of Proposed License Agreements”, dated March 7, 2003, whereby the commercial terms for this Agreement were outlined; and

WHEREAS, Acheron and Mikart, Inc., a contract manufacturer and developer of pharmaceutical products, with corporate offices at 1750 Chattahoochee Ave., Atlanta, GA 30318 (“Mikart”), have entered into a development project to formulate, develop, obtain FDA approval, and commercialize the [*] Product; and

WHEREAS, TEAMM has experience and capability in the marketing and distribution of such products and desires to distribute such products.

NOW, THEREFORE, for good and valuable consideration, and the covenants, conditions, and undertakings hereinafter set forth, the receipt, adequacy and sufficiency of which are hereby acknowledged, it is agreed by and among the parties as follows:

1.	Definitions. In addition to various terms defined throughout the Agreement, the following capitalized terms shall have the meanings set forth below:

1.1	“Act” means the Food, Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.), as amended, and the regulations promulgated there under.

1.2	“Approval” means FDA approval of the Product (as defined below) by the FDA for use as a pharmaceutical product for the treatment of pain pursuant to the FDA’s abbreviated new drug application (“ANDA”) process to be filed by Mikart for the Product.

1.3	“Approval Date” means the date upon which the FDA (as defined below) permits the initial sale of the Product for use as a pharmaceutical product for the treatment of pain pursuant to the Approval of the ANDA to be filed by Mikart for the Product.

1.4	“Contract Manufacturer” means Mikart or any other third party that may be engaged by Acheron or TEAMM to produce the [*] Product, as provided for in Section 4 of this Agreement.

1.5	“FDA” means the United States Food and Drug Administration or any successor agency.

1.6	“Net Sales Price” means, for Product sold hereunder by TEAMM to unrelated third parties (“Customer”), the invoiced sales price.

1.7	“Net Sales” means the total Net Sales Price of Product sold hereunder by TEAMM to Customer, after deduction of the following items:

(a)	packing, transportation and insurance charges;

(b)	discounts or rebates actually allowed and taken to the extent customary in the trade;

(c)	credits or allowances given or made for rejection or return;

(d)	any tax or other governmental charge levied directly on the sale, transportation or delivery of Product and borne by the seller; and

(e)	chargebacks and rebates granted to managed care health organizations, federal and state government agencies, and/or other purchasers and/or reimbursers, including, for example, group purchasing organization administration fees.

Product will be considered sold when the shipment is received by Customer. The distribution of reasonable quantities of free promotional samples of Product shall not be considered a sale of a Product for royalty purposes.

1.8	“Product” means the [*] Product.

1.9

“Proprietary Information” means all financial information, marketing information, sales information, customer information, raw materials, know-how, drawings, compositions, manufacturing and other specifications, analytical procedures, flow sheets, reports, market studies, preclinical and clinical test results, FDA and other regulatory submissions, software and other medical, research, technical, and marketing information disclosed, directly or indirectly, by either party to the other party designated “Confidential,” “Proprietary” or the like, or which by its nature is information normally intended to be held in confidence, unless the receiving party demonstrates that such information: (a) is or becomes public knowledge through no fault of the receiving party; (b) is legally in the possession of the receiving party prior to receipt from the disclosing party, as shown by receiving party’s written records; or (c) is subsequently and lawfully received without obligation of confidentiality from a third party under no nondisclosure obligation with respect to such information.

1.10	“Territory” means the United States of America and all its territories.

2.	Development and Approval.

2.1	Development. Acheron shall be responsible, at its sole cost and expense, for all drug development for the Product. Acheron shall use commercially reasonable efforts to develop the final form of the Product. All drug development required hereunder shall be performed by Acheron in accordance with all applicable laws, rules, and regulations.

2.2	Development Reporting. Acheron shall provide TEAMM with monthly status reports prior to the submission of the ANDA for the Product, and quarterly status reports following the submission of the ANDA for the Product and prior to the Approval, via teleconference with TEAMM regarding Acheron’s progress with respect to the drag development required hereunder. Such status reports shall include “Gant Charts” to TEAMM regarding Acheron’s progress and timelines with respect to the drug development required hereunder.

2.3	Regulatory Approval. Acheron and TEAMM acknowledge and agree that: (a) Mikart will be the ANDA holder for the Product; (b) Mikart shall file the ANDA for the Product with the FDA; and (c) Mikart and Acheron are responsible for the Approval of the Product.

3.	Distribution of Product.

3.1	Grant. Subject to the limitations contained hi this Agreement, Acheron hereby grants to TEAMM an exclusive and perpetual license, to offer for sale, sell, market, promote, distribute, and otherwise transfer, dispose, provide, and place (“sell”) the Products in the Territory. TEAMM shall have the right, in its sole discretion, to distribute the Products directly or through one or more subdistributors.

3.2

Performance Criteria. After the Approval Date, TEAMM shall be responsible, at its sole cost and expense, for all manufacturing of the Product, regulatory matters related to the Product, and all promotion and distribution related to the commercialization of the Product in the Territory. For a period of no less than twenty-four (24) months following the initial promotional launch of the Product by TEAMM (“Launch”), TEAMM shall have a minimum of One Hundred Twenty-Five (125) sales representatives assigned to detail the Product to high-prescribing target physicians in the

Territory. TEAMM’s Launch of the Product shall comprise efforts no less rigorous than those efforts that TEAMM customarily expends to commercialize its other similar products. TEAMM shall Launch the Product within ninety (90) days of the Approval Date, subject to its ability to obtain sufficient quantities of the Product from Mikart to allow a Launch subject to the terms of this Section 3.2.

3.3	Future Products. Acheron hereby grants to TEAMM a right of first refusal to license one (1) additional future pain product that may be developed by Acheron. Such future pain product shall be determined in the sole discretion of Acheron. The terms of a license for such additional future pain product shall be negotiated, in good faith, on terms and conditions acceptable to Acheron and TEAMM at the time such additional future pain product is identified by Acheron. TEAMM acknowledges that Acheron is under no obligation to complete the development of any additional products solely to satisfy the provisions of this Section 3.3, nor is Acheron obligated to offer any such license to TEAMM under any pre-arranged terms.

4.	Product Manufacturing.

4.1	Acheron hereby acknowledges and agrees that TEAMM’s duties and obligations hereunder are dependent upon TEAMM’s ability to obtain and maintain an adequate supply of the Product. Accordingly, Acheron shall cooperate with TEAMM to ensure that a long-term supply agreement is executed between TEAMM and Mikart (“Mikart Supply Agreement”). This Agreement shall not become effective, and the consideration provisions outlined in Section 8 of this Agreement shall not become effective, until the Mikart Supply Agreement is executed.

5.	Marketing and Support Activities.

5.1	Marketing Meetings; Reports. Following the Launch of Product by TEAMM, representatives of Acheron and TEAMM shall meet at least quarterly to discuss TEAMM’s marketing plans, product improvement suggestions, and other information concerning the ongoing commercialization of the Product. TEAMM shall provide information available to it about the Products and its ability to compete with other products for related uses and to meet customer needs. TEAMM shall provide Acheron information regarding sales of the Product such as pricing trends by geographic region as well as sales information indicating sales by geographic region.

5.2	Marketing Assistance/Training. To the extent feasible, Acheron shall provide technical training, and technical assistance to representatives of

TEAMM at periodic intervals, with the frequency and content to be determined by mutual agreement.

5.3	Packaging, Labeling, and Trademarks. TEAMM, in conjunction with Mikart, shall develop all packaging, labeling, package inserts, and trademarks for the Product. All such packaging, labeling, and package inserts shall comply with applicable FDA requirements. TEAMM shall be the sole owner of all such trademarks for the Product.

6.	Compliance.

6.1	Reporting Obligations. TEAMM shall maintain, or cause to be maintained, all complaint files and other records required to be maintained by the FDA and other regulatory agencies with respect to Product purchased by TEAMM from Mikart. TEAMM and Mikart will be responsible for compliance with all necessary regulatory reporting requirements for the Product. Specific reporting obligations of TEAMM and Mikart will be more fully delineated in the Mikart Supply Agreement.

7.	Product Warranty and Limitation of Liability.

7.1	No Warranty. ACHERON GRANTS NO WARRANTIES FOR THE PRODUCT, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND ACHERON SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF QUALITY, WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF NON-INFRINGEMENT.

7.2	Limitation of Liability. IN NO EVENT WILL ACHERON BE LIABLE TO TEAMM FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS) ARISING OUT OF ANY PERFORMANCE OF THIS AGREEMENT OR IN FURTHERANCE OF THE PROVISIONS OR OBJECTIVES OF THIS AGREEMENT, REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED ON TORT, WARRANTY, CONTRACT OR ANY OTHER LEGAL THEORY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE AGGREGATE LIABILITY OF ACHERON FOR DAMAGES UNDER THIS AGREEMENT, REGARDLESS OF THE FORM OF THE ACTION AND/OR THE LEGAL THEORY ALLEGED, SHALL BE LIMITED TO THE TOTAL AMOUNT ACTUALLY PAID BY TEAMM TO ACHERON HEREUNDER.

8.	Consideration for License.

8.1	Fixed Payments. As consideration for the license rights hereunder, TEAMM shall pay to Acheron: (i) [*] Dollars ([*]) upon the effectiveness of this Agreement pursuant to Section 4 hereof; (ii) [*] Dollars ([*]) upon the submission by Mikart of the ANDA for the Product; and (iii) [*] Dollars ([*]) upon the approval of the ANDA for the Product by the FDA.

8.2	Royalties. As additional consideration for the license rights hereunder, TEAMM shall pay to Acheron a perpetual royalty payment equal to [*] of TEAMM’s Net Sales of the Product, subject to minimum annual royalty payments of (i) [*] per twelve (12) month period for each of the first thirty-six (36) months after the Launch and (ii) [*] per twelve (12) month period for the following twenty-four (24) months of this Agreement. There shall be [*] annual royalty due after the sixtieth (60th) month after the Launch.

8.3	Stock Warrants. As additional consideration for the license rights hereunder, Accentia shall issue to Acheron: (a) a stock warrant to purchase Fifty Thousand (50,000) shares of the Common Stock of Accentia, such warrants to be issued upon the effectiveness of this Agreement pursuant to Section 4 hereof, such warrants to be exercisable at One Dollar ($1) per share; and (b) a stock warrant to purchase Fifty Thousand (50,000) shares of the Common Stock of Accentia, such warrants to be issued upon the approval of the ANDA for the Product by the FDA, such warrants to be exercisable at One Dollar ($1) per share. Acheron shall notify TEAMM of the allocation of any such warrants between the individual parties. Acheron and Accentia expect to complete separate warrant agreements as soon as practicable following the execution of this Agreement.

8.4	Royalty Payments Due. All royalties due Acheron hereunder shall be paid quarterly, and shall be due no later than forty-five (45) days following the close of each such quarter.

8.5

Sales Reporting and Payment Dates. After the first sale of a Product by TEAMM, TEAMM shall make quarterly written reports to Acheron within thirty (30) days after the first day of each January, April, July, and October during the term of this Agreement and as of such dates, stating in each such report the number, description, and aggregate sales of Product sold during the preceding three calendar months and upon which amounts are payable as provided in Section 8 hereof. The first such report shall include all such Product so sold prior to the date of such report. Concurrently with the making of each such report, TEAMM shall pay

Acheron at the rate specified in Section 8 of this Agreement on the Product included therein.

8.6	Accounting and Records. TEAMM shall keep complete, true and accurate books of account and records for the purpose of showing the derivation of all amounts payable to Acheron under this Agreement. Such books and records shall be kept at TEAMM’s principal place of business for at least three (3) years following the end of the calendar quarter to which they pertain, and shall be available for inspection by a representative of Acheron, no more than once per calendar year during the term of this Agreement and during normal business hours of TEAMM, for the sole purpose of verifying TEAMM’s royalty statements. The representatives of Acheron shall be obliged to treat as confidential all relevant matters except information relating to the accuracy of such reports and payments or except as required by law. Any such inspections shall be at the sole expense of Acheron, unless a variation or error in excess of Ten Percent (10%) is discovered in the course of any such inspection, whereupon all costs relating thereto shall be paid by TEAMM. TEAMM shall pay to Acheron within thirty (30) days of receiving notice from Acheron the full amount of any underpayment, together with interest thereon at the lower of the rate of One and One-Half Percent (1.5%) per month or the maximum rate permitted under applicable law.

9.	Confidentiality.

9.1	Non-Disclosure. During the term of this Agreement and thereafter, no party shall disclose to third parties, or use for its benefit, in whole or in part, any Proprietary Information received from any other party, except to the extent required to perform its obligations under this Agreement or comply with the Act or other laws. Each party shall take all reasonable steps to minimize the risk of disclosure of Proprietary Information, including, without limitation:

(a)	ensuring that only its employees whose duties require them to possess such information have access thereto;

(b)	ensuring that such employees are contractually bound to maintain the confidentiality of such information on terms substantially similar to those of this Agreement; and

(c)	exercising at least the same degree of care that it uses for its own Proprietary Information, which degree of care shall be no less than reasonable.

9.2

Duties Upon Termination. Except as otherwise permitted under this Agreement, upon request by the disclosing party after expiration or termination of this Agreement, the other parties shall either return all of such disclosing party’s Proprietary Information (including data, memoranda, drawings and other writings and tapes and all copies thereof) received or prepared by it or destroy the same, and, in any event, shall make no further use of such Proprietary Information provided, however, that counsel for the receiving party may keep one copy of the Proprietary Information for purposes of ascertaining the receiving party’s obligations pursuant to this Section 9.

9.3	Use of Proprietary Information. During the term of this Agreement and thereafter, neither party shall use the other party’s Proprietary Information for any purposes, except to perform its obligations hereunder.

9.4	Injunctive Relief. Each party acknowledges that the other parties would not have an adequate remedy at law for breach of any of the covenants contained in this Section 9 and hereby consents to the enforcement of same by the other parties by means of temporary or permanent injunction issued by any court having jurisdiction thereof and further agrees that the other parties shall be entitled to assert any claim it may have for damages resulting from the breach of such covenants in addition to seeking injunctive or other relief.

10.	Indemnification.

10.1	No Indemnification by Acheron. Acheron specifically provides no indemnification of any kind, for any reason, whatsoever to TEAMM, Accentia, their respective shareholders, directors, officers, employees and agents.

10.2	Indemnification by TEAMM. Subject to Acheron’s compliance with its obligations set forth in Section 10.3 below, TEAMM shall indemnify, defend and hold Acheron and their respective shareholders, directors, officers, employees and agents harmless from and against any and all losses, damages, liabilities, claims, demands, judgments, settlements, costs and expenses (including, without limitation, reasonable attorneys’ fees and other costs of defense) attributable to, or arising out of a breach by TEAMM of any of TEAMM’s warranties, representations, covenants or obligations hereunder or any claim, lawsuit or other action by a third party for breach of contract, personal injury or property damage to the extent caused by a breach by TEAMM of this Agreement, or out of or connected with the use or sale of the Product to the extent directly caused by TEAMM’s fault, negligence or breach of any of its obligations hereunder concerning the use or sale of the Product.

10.3

Notice and Assistance. If Acheron intends to claim indemnification under this Section 10.2, Acheron shall promptly notify TEAMM in writing of any action, claim or other matter in respect of which Acheron or any of its employees or agents intend to claim such indemnification. Acheron shall permit, and shall cause its employees and agents to permit, TEAMM, at its discretion, to settle any such action, claim or other matter and agrees to the complete control of such defense or settlement by TEAMM; provided. however, that such settlement does not adversely affect Acheron’s rights hereunder or impose any obligations on Acheron in addition to those set forth herein in order for it to exercise such rights. No such action, claim or other matter shall be settled without the prior written consent of TEAMM and TEAMM shall not be responsible for any legal fees or other costs incurred other than as provided herein. At the expense of the TEAMM, Acheron shall render TEAMM all assistance reasonably necessary in defending against such claim, suit, or action. Acheron shall have the right, at its expense, to retain separate counsel to act in an advisory capacity in connection with any matter involving a claim for indemnity and TEAMM will cooperate with such counsel.

11.	Term; Termination.

11.1	Term. The term of this Agreement shall be perpetual.

11.2	Termination for Cause - Either Party. Without prejudice to any other rights it may have hereunder or at law or in equity, either party may terminate this Agreement immediately by written notice to the other party upon the occurrence of any of the following:

(a)	the other party becomes insolvent, an order for relief is entered against the other party under any bankruptcy or insolvency laws or laws of similar import;

(b)	the other party makes an assignment for the benefit of its creditors or a receiver or custodian is appointed for it or its business is placed under attachment, garnishment or other process involving a significant portion of its business; or

(c)	after thirty (30) days’ written notice from the terminating party without cure by the breaching party of any material breach of this Agreement by any other party not involving payments.

11.3	Rights and Duties Upon Termination. Sections of this Agreement shall survive any termination of this Agreement which relate to confidentiality and indemnification, or otherwise which by their nature cannot be accomplished or fulfilled prior to termination or which relate to obligations of the parties accrued prior to termination.

12.	Miscellaneous.

12.1	Choice of Law; Jurisdiction. This Agreement shall be governed and interpreted, and all rights and obligations of the parties shall be determined, in accordance with the laws of the State of North Carolina, without regard to its conflict of laws rules. All disputes with respect to this Agreement shall be brought and heard either in the North Carolina state courts or the United States’ federal district court for the Eastern District of North Carolina located in Raleigh, North Carolina. The parties to this Agreement each consent to the in personam jurisdiction and venue of such courts. The parties agree that service of process upon them in any such action may be made if delivered in person, by courier service, by telegram, by facsimile or by first class mail, and shall be deemed effectively given upon receipt.

12.2	Notices. All notices, approvals or other communications required hereunder shall be in writing and shall be deemed to have been duly given if delivered personally to such party or sent to such party by facsimile transmission (confirmed in writing by other permitted means), air courier or by certified mail, postage prepaid, to the following addresses:

To TEAMM or Accentia:	TEAMM Pharmaceuticals, Inc.
3000 Aerial Center Parkway, Suite 110
Morrisville, North Carolina 27560
Attn: President
Fax:(919) 481-9300

with a copy to:	Hutchison & Mason PLLC
3110 Edwards Mill Road, Suite 100
Raleigh, North Carolina 27612
Attn: J. Robert Tyler, III
Fax (919) 829-9696

To Acheron:	Acheron Development Group, LLC
P.O. Box 4531
Mountain View, CA 94040
Attn: President
Fax: (650) 965-3835

or to such other address as the addressee may have specified in notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communications will be deemed to have been given as of the date so delivered or transmitted by facsimile, or five (5) days after so mailed.

12.3	Severability. If any provision of this Agreement shall be found in any jurisdiction to be in violation of public policy or illegal or unenforceable in law or equity, such finding shall in no event invalidate any other provision of this Agreement in that jurisdiction, and this Agreement shall be deemed amended to the minimum extent required to comply with the law of such jurisdiction.

12.4	Entire Agreement. This Agreement states the entire agreement between the parties hereto about the transactions contemplated hereby and may not be amended or modified except by written instrument duly executed by the parties hereto.

12.5	No Waiver. The failure of any party hereto to enforce at any time, or for any period of time, any provision of this Agreement shall not be construed as a waiver of such provision or of the right of such party thereafter to enforce each and every provision.

12.6	Assignment Binding Effect. Either party to this Agreement, upon written approval of the other party, such written approval not to be unreasonably withheld, may assign its rights in and to this Agreement to any third party at any time, subject to providing thirty (30) days’ prior written notice to every other party herein. Any assignee or transferee of this Agreement and/or the rights or obligations hereunder shall expressly assume in writing all obligations of the assignor/transferor pursuant to this Agreement.

12.7	Independent Contractor. Each party shall act as the independent contractor of the other parties. No party shall be the legal agent of any other party for any purpose whatsoever and therefore has no right or authority to make or underwrite any promise, warranty or representation, to execute any contract or otherwise to assume any obligation or responsibility in the name of or in behalf of any other party, except to the extent specifically authorized in writing by such other party. None of the parties hereto shall be bound by or liable to any third persons for any act or for any obligation or debt incurred by the other toward such third party, except to the extent specifically agreed to in writing by the party so to be bound.

12.8	Headings. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

12.9	Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to account for any of the other counterpart.

12.10 Force Majeure. No party shall be deemed to be in default for failure or delay in performance to the extent such causes for default were reasonably unforeseeable or, if foreseeable, reasonably irremediable in spite of diligent efforts to effect a reasonable remedy, and which are caused by act or omission of any governmental authority or of the other party, compliance with new governmental regulations, insurrection, riot, embargo, delays or shortages in transportation or inability to obtain necessary materials, and Acts of God or Nature.

12.11	Insurance. Each of the parties hereto shall at all times maintain insurance, including but not limited to product liability insurance, in commercially reasonable amounts for their respective obligations and potential liabilities hereunder. Each party shall, at the request of the other party, provide such evidence of such insurance as requested, including a certificate of insurance.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the day and year first above written.

ACHERON DEVELOPMENT GROUP, LLC

By:	/s/ Ken Greathouse
Ken Greathouse
Principal

By:	/s/ Patricia Ryan
Patricia Ryan
Principal

TEAMM PHARMACEUTICALS, INC.

By:	/s/ Martin G. Baum
Martin G. Baum
President and Chief Executive Officer

ACCENTIA, INC.

By:	/s/ Frank E. O’Donnell, Jr.
Frank E. O’Donnell, Jr., M.D.
Chairman